Exhibit 21.1

TERAWULF INC.

List of Subsidiaries

As of December 31, 2022			Jurisdiction of Incorporation or Organization	Percentage of Voting Securities Held by Immediate Parent
TeraWulf Inc.			Delaware
TeraCub Inc.			Delaware	100%
	TeraLease LLC		Delaware	100%
	TeraWulf Ploughwind LLC		Delaware	100%
		Kyalami Data LLC	Delaware	100%
	TeraWulf (Thales) LLC		Delaware	100%
		Nautilus Cryptomine LLC	Delaware	25%
	TeraWulf Brookings LLC		Delaware	100%
		Lake Mariner Data LLC	Delaware	100%
RM 101 Inc. (formerly known as IKONICS Corporation)			Delaware	100%